Exhibit 99.1

NEWS RELEASE

June 22, 2020

NCR Corp. Names New Chief Financial Officer

Seasoned Financial Executive Timothy C. Oliver Joins NCR

ATLANTA—(BUSINESS WIRE)—June 22, 2020— NCR Corporation (NYSE: NCR) today announced Timothy C. Oliver is joining the company as its new Chief Financial Officer effective July 13, 2020. A seasoned corporate finance executive, Oliver brings three decades of experience and a successful record of integrating advanced technologies, transforming portfolios and managing economic uncertainties. Tim has worked in the manufacturing, technology, and software business sectors and brings deep mergers and acquisitions, investor relations and financial planning and accounting expertise to NCR.

“We’re excited to welcome Tim to NCR to provide financial strategies to execute our NCR-as-a-Service vision, improve margins and expand recurring revenue opportunities,” said NCR CEO Michael Hayford. “I am particularly impressed with Tim’s ability to lead the charge on transformational initiatives and implement technologies that take companies to new levels. I look forward to working with Tim again to help us accelerate our operational efficiency and effectiveness initiatives. Tim has helped me transform companies in the past and is a very strong change leader.”

“The opportunity to have an impact on building out the vision that the NCR team has established for the company is exciting,” said Oliver, who will lead NCR’s financial strategy to support the company’s transformation and growth efforts. “The ability to bring a start-up state of mind to a 136-year-old company and play an instrumental role of positioning it for another century of market leadership doesn’t come along often. I’m fortunate to be a part of it.”

Oliver brings 30 years of financial management experience to NCR. As President & Chief Financial Officer of the Goldstein Group, a private conglomerate comprised of several operating companies and a passive investment portfolio, and Alter Trading, the largest of its operating companies, Oliver was responsible for the company’s overall financial strategy and updated operations by realigning the reporting structure, implementing and operationalizing new IT tools as part of a broader ERP project and relaunching lender relations efforts to improve transparency.

Prior, Oliver held CFO and other senior-level finance positions with MEMC Electronic Materials, now known as SunEdison, Metavante Technologies and Rockwell Automation. Earlier in his career, he was VP of Financial Planning for what is now Raytheon Technologies, held several senior roles for Allied Signal, which is now known as Honeywell, and was the VP of Fixed Income Trading at Bear Stearns & Co. He holds a bachelor’s degree in economics from Williams College in Williamstown, Mass. and an MBA from the Stern School of Business in New York. He is chairman of the board for the St. Louis Children’s Hospital Foundation and is also on the hospital’s Board of Trustees.

Andre J Fernandez, Executive Vice President and Chief Financial Officer, has resigned his position to pursue other opportunities. Fernandez has served in the position since 2018 and will remain as EVP & CFO until July 13, 2020, following which he will continue on as an advisor to NCR until October 1, 2020 to ensure an effective leadership transition. Andre’s resignation did not result from any disagreement with the company.

“This has been an incredibly dynamic time in the history of NCR, as we’ve been transforming the company into a global software and services-led leader in banking and commerce and investing heavily in our customers’ digital future,” said Fernandez. “For me personally, these are uncharted times and I’ve decided to chart a new course. NCR is on a great path forward, and it was a valued part of my career to work with Mike Hayford and Frank Martire to put in place the building blocks for the company’s future success.”

“I want to thank Andre for his dedication, accomplishments and building a strong Finance team at NCR,” Hayford said. “Andre and his team helped NCR execute and integrate several strategic acquisitions, drove the refinancing of our corporate debt and retired the Series A Convertible Preferred Stock that private equity firm Blackstone held in the company. They also orchestrated a series of liquidity and cost-saving initiatives to help strengthen our financial position and weather the economic uncertainties related to the Coronavirus pandemic.”

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail and hospitality industries. NCR is headquartered in Atlanta, Ga., with 36,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com

Twitter: @NCRCorporation

Facebook: @ncrcorp

LinkedIn: NCR Corporation

YouTube: NCR Corporation

Investor Contact	Media Contact
Michael Nelson	Scott Sykes
NCR Corporation	NCR Corporation
678-808-6995	212-589-8428
michael.nelson@ncr.com	scott.sykes@ncr.com